FOR IMMEDIATE RELEASE	June 10, 2008

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AngioGenex Appoints New CEO to Direct Development of Anti-Cancer Drugs

NEW YORK, N.Y.— June 10, 2008:  AngioGenex Inc. (OTC BB: AGGX.OB) a New York-based biotechnology company, and the leader in the field of Id targeted anti-angiogenic drugs, announced the appointment of William Garland PhD as Chief Executive Officer. Dr. Garland, formerly with Hoffmann La Roche, Inc., has directed research and development programs for a number of early stage biotech companies such as Centaur Pharmaceuticals, Atairgin Technologies, Lpath Therapeutics, Inc. (LPTN.OB) and Tosk in addition to AngioGenex. He was also instrumental in raising capital for those companies. His career highlights include the successful development of many drugs from discovery through all phases of preclinical and clinical testing, to regulatory approval. Dr. Garland began working with the AngioGenex as a consultant, and later became V.P. Head of Research and Development, Chief Operating Officer, and a member of the company’s Board of Directors. He said that: “Since joining the company I have seen the technology progress from identifying the Id proteins as outstanding anti-angiogenic targets, to discovering and patenting proprietary anti-Id agents, including preclinical leads that we are presently testing in vivo.”

The Company’s product candidates AGX8 and AGX51 are proprietary small molecule inhibitors of the pro-angiogenic Id proteins. Extensive research and numerous major scientific publications by researchers at Memorial Sloan Kettering Cancer Center, led by Dr. Robert Benezra, have proven that the targeted Id proteins are required for the creation of new blood vessels that allow tumors to grow and to metastasize, or spread. The Company discovered these drugs through rational and computational screening approaches and they have shown extremely promising results in both in vitro and in vivo preclinical studies. These data prove that  these drug candidates are potent inhibitors of angiogenesis. “Establishing the effectiveness of these molecules in pre-clinical studies is a major milestone in the Company’s goal to develop orally active anti-cancer drugs,” said Dr. Richard Salvador, acting President and Chairman of the Board, and the former global head of Preclinical Development at Hoffmann La Roche, Inc.

Dr. Garland, who designed and directed the pre-clinical studies,He further stated that, “These results confirm the “drugability” of the Id proteins as new and promising anti-tumor targets allowing the Company to move forward to bring the anti-Id molecules into the clinic. The data from the in vitro and in vivo studies not only validate our screening strategy but also confirm their mode of action, a major milestone required for IND filing,” he added. “The proprietary small molecule inhibitors of the Id proteins are unlikely to cause serious adverse effects in patients since the main function of the Id proteins is to cause blood vessel formation in the developing fetus and they are not required for the normal activity of the vast majority of cells in the adult. Their major function in adults is to promote blood vessel formation into tumors.” As for the next steps, “The program is proceeding with a number of additional in vivo studies including tests in tumor models,” according to Dr. Garland, “We will be scrutinizing the data from those tests within the next two or three months as we move these drugs towards the clinic.”

Company Profile:
AngioGenex, Inc. is actively engaged in the discovery, acquisition and development of anti-cancer molecules that act by inhibiting either the Id genes or proteins to prevent the formation of new blood vessels into tumors (angiogenesis). The Company’s technology is based on the research of Dr. Robert Benezra and his colleagues at the Memorial Sloan Kettering Cancer Center (MSKCC) in New York City who established that activation of the Id genes is required for the formation of new blood vessels into tumors, allowing tumors to grow and metastasize. Dr. Benezra demonstrated that the absence of the Id genes in animals results in a highly significant inhibition of tumor growth and a reduction in the size of mature tumors. The research of Dr. Benezra on the role of the Id genes in tumor formation has been widely recognized for its important therapeutic implications.

    This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of AngioGenex to raise subsequent, substantial additional financing, to complete clinical development of AngioGenex products, and the ability of the Company to successfully develop and market AngioGenex products and technologies. These statements represent the judgment of management as of this date and are subject to risks and uncertainties that could materially affect the Company. AngioGenex undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect recent events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.